Exhibit (b)(2)
[Letter should be from the ASCP Funds]
September 28, 2009
ASP GT Holding Corp.
ASP GT Acquisition Corp.
c/o American Securities LLC
666 Third Avenue
New York, NY 10017
Ladies and Gentlemen:
     Reference is made to that certain Agreement and Plan of Merger (as may be amended, modified or supplemented from time to time, the “Merger Agreement”) of even date herewith, by and among ASP GT Holding Corp., a Delaware corporation (“Parent”), ASP GT Acquisition Corp. a Delaware corporation and wholly-owned subsidiary of Parent (“Buyer”), and GenTek Inc., a Delaware corporation (the “Company”), pursuant to which Buyer intends to commence a tender offer (the “Offer”) to acquire all of the issued and outstanding capital stock of, and then merge with and into the Company, with the Company continuing as the surviving corporation (the “Merger” and, collectively with the Offer, the “Acquisition”). Terms used but not defined herein shall have the meanings set forth in the Merger Agreement.
     In connection with the Acquisition, each of American Securities Partners V, L.P., American Securities Partners V(B), L.P. and American Securities Partners V(C), L.P. (collectively, the “ASCP Funds”) is pleased to confirm that it hereby commits and undertakes, severally and not jointly, to provide or cause to be provided to Parent and Parent shall contribute to Buyer, on the terms and subject to the conditions and assumptions set forth herein, the aggregate amount set forth opposite its name on Schedule I attached hereto (with respect to each ASCP Fund, its “Equity Commitment Amount”) for the purpose of financing a portion of the purchase price of the Acquisition. Each of the ASCP Funds will not be under any obligation under any circumstance to contribute or cause to be contributed to Parent or Buyer any amount in excess of the Equity Commitment Amount and each of the ASCP Funds shall not have any liability arising out of this commitment letter (the “Commitment Letter”) or otherwise to Parent or Buyer or any person in excess of the Equity Commitment Amount.
     1. Conditions. Our financing will be subject to the satisfaction or waiver of all conditions to the Offer contained in Annex I of the Merger Agreement and all conditions to the closing of the Merger contained in Article 6 of the Merger Agreement.
     2. Duration of this Letter. This Commitment Letter and the commitment contained herein shall terminate upon the earlier of (i) the consummation of the Acquisition and (ii) the termination of the Merger Agreement in accordance with its terms. Upon any such termination of this letter, any obligations hereunder will terminate and no party shall have any liability whatsoever to any other party, except for any liability arising out of any breach hereof occurring prior to such termination and except that paragraphs 2, 3 and 5 shall survive such termination.
     3. Publicity. Any publicity relating to our equity financing or involvement in the Acquisition and the method of its release shall be approved in advance and in writing by the ASCP Funds.
     4. Amendments. No amendment, waiver or modification of any provision of this Commitment Letter shall become effective unless the same shall be in writing and signed by each of the parties hereto; provided, however, any amendment, waiver or modification adversely affecting the rights of the Company as a third party beneficiary hereto, including, without limitation any amendment, waiver or modification to the Commitment Amount, paragraph 2 and paragraph 5 shall require the prior written consent of the Company.
     5. Third Party Beneficiaries. This Commitment Letter may be relied on only by Buyer and the Company, which is an express third party beneficiary of this Commitment Letter. Except as set forth in the preceding sentence, nothing herein is intended to confer, expressly or by implication, upon any other person or entity any right or remedy under or by reason of this Commitment Letter, whether as a purported third party beneficiary or otherwise. In no event shall Buyer or the Company be entitled to specific performance against the ASCP Funds with respect to their obligations hereunder.
     6. Remedies. The Parent Termination Fee (as defined in Section 7.2(b)(iv) of the Merger Agreement) shall, and is intended to be, the sole and exclusive direct or indirect remedy available to the Company against Buyer, Parent and the ASCP Funds in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement and the transactions contemplated thereby and this letter agreement, including in the event that Parent or Buyer breaches its obligations under the Merger Agreement or this letter agreement. In connection with any breach, termination or expiration of the Merger Agreement or this letter agreement, failure to consummate the Offer or any claim, suit, proceeding, litigation or action relating thereto, the ASCP Funds shall not, under any circumstances, be obligated to contribute to Buyer or pay to the Company more than the Parent Termination Fee. Payment of the Parent Termination Fee will fully, unconditionally and irrevocably release the ASCP Funds and all Related Persons (as defined in paragraph 8 below) from all liability to the Company and the Purchaser (and any other person claiming by, through or on behalf of any of them by way of subrogation, third-party beneficiary rights or otherwise, including pursuant to the terms of this Commitment Letter).
     7. Governing Law; Counterparts; Entire Agreement This Commitment Letter shall be governed by the laws of the State of New York, without regard to the principles of conflicts of laws thereof that would cause the application of the laws of another jurisdiction. This Commitment Letter may be executed in any number of counterparts, including by facsimile transmission, each of which shall be an original and all of which, when taken together, shall constitute one agreement. This Commitment Letter sets forth the entire understanding with respect to the subject matter hereof and supersedes any prior or contemporaneous understandings with respect thereto, written or oral.
     8. Non-Recourse. Notwithstanding anything that may be expressed or implied in this Commitment Letter, Parent, Buyer and any other party in interest to this Commitment Letter acknowledge and agree that (a) no recourse hereunder or under any documents or instruments delivered in connection herewith may be had against any officer, agent or employee of the ASCP Funds, any direct or indirect holder of any equity interests or securities of the ASCP Funds (whether such older is a limited or general partner, member, stockholder or otherwise), any affiliate of the ASCP Funds, or any direct or indirect director, officer, employee, partner, affiliate, member, controlling person or representative of any of the foregoing (any such person or entity, a “Related Person”), whether by the enforcement of any judgment or assessment or by any legal or equitable proceeding (whether in contract or tort), or by virtue of any statute, regulation or other applicable law, and (b) no personal liability whatsoever will attach to, be imposed on or otherwise be incurred by Related Persons under this Commitment Letter or any documents or instruments delivered in connection herewith, the Acquisition or the Merger Agreement, or for any claim based on, in respect of or by reason of such obligations or by their creation.
     9. Assignment; Reliance. This Commitment Letter and the ASCP Funds’ commitment hereunder shall not be assignable to any other person without the prior written consent of the other parties hereto and the Company, and any attempted assignment without such consent shall be null and void and of no force and effect, except that the ASCP Funds may assign their commitments hereunder to an affiliate of the ASCP Funds; provided, however, that notwithstanding any such assignment, the ASCP Funds shall remain liable to perform all of their obligations hereunder. The ASCP Funds acknowledge that the Company has entered into the Merger Agreement in reliance upon, among other things, the ASCP Funds’ commitment set forth herein.
     10. Confidentiality. This Commitment Letter shall be treated as confidential and is being provided to Parent and Buyer solely in connection with the contemplated Acquisition and may not be used, circulated, quoted or otherwise referred to in any document, except with the prior written consent of the ASCP Funds. Notwithstanding the foregoing, this Commitment Letter may be shown to (i) Buyer’s other financing sources and (ii) the Company and its advisors; provided, that in each case, that such parties are directed to treat this Commitment Letter as confidential.
     If you have any questions regarding this letter or the attachments hereto, please contact Matthew LeBaron at American Securities Capital Partners, L.L.C., 666 Third Avenue, New York, New York 10168, telephone number (212) 476-8000, facsimile number (212) 697-5524.
[signature appears on next page]

Very truly yours,

AMERICAN SECURITIES PARTNERS V, L.P.

		By:	American Securities Associates V, LLC its general partner

			By:	/s/ Michael D. Fisch

			Name:	Michael D. Fisch
			Title:	Managing Member

AMERICAN SECURITIES PARTNERS V(B), L.P.

		By:	American Securities Associates V, LLC, its general partner

			By:	/s/ Michael D. Fisch

			Name:	Michael D. Fisch
			Title:	Managing Member

AMERICAN SECURITIES PARTNERS V(C), L.P.

		By:	American Securities Associates V, LLC, its general partner

			By:	/s/ Michael D. Fisch

			Name:	Michael D. Fisch
			Title:	Managing Member

Accepted and Agreed, this 28th day of September, 2009

ASP GT Holding Corp.

By:	/s/ Matthew F. LeBaron

Name:	Matthew F. LeBaron
Title	President

ASP GT Acquisition Corp.

By:	/s/ Matthew F. LeBaron

Name:	Matthew F. LeBaron
Title:	President
[SIGNATURE PAGE TO EQUITY COMMITMENT LETTER]

SCHEDULE I

		Equity Commitment Amount
		(based on equity commitment	Portion of Parent
Fund	%	of $299.7 million*)	Termination Fee
American Securities Partners V, L.P.	97.2237	$291.38 million	$11,666,844
American Securities Partners V(B), L.P.	1.2562	$3.76 million	$150,744
American Securities Partners V(C), L.P.	1.5201	$4.56 million	$182,412
* Pursuant to the Merger Agreement and the Debt Financing Commitments, the equity commitment of the ASP Funds collectively (and each Equity Commitment Amount pro-rata) will be reduced by (x) the amount of cash and cash equivalents on hand at the Company and its Subsidiaries immediately prior to the Acceptance Date less (y) any cash or cash equivalents required to remain at the Company or its Subsidiaries pursuant to the Debt Financing Commitments.